SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  July 17, 2002
                                 Date of Report
                        (Date of Earliest Event Reported)

                         CAPITOL COMMUNITIES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         Nevada                      0-23450                   88-0361144
(State of Incorporation)       (Commission File No.)       (I.R.S. Employer
                                                            Identification No.)

             900 N. Federal Highway, Suite 410, Boca Raton, FL 33432
                    (Address of Principal Executive Offices)

                   Registrant's Telephone Number:561-237-0776



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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On July 17, 2002, Boca First Capital, LLLP ("Boca First"), a Florida limited liability limited partnership acquired control of Capitol Communities Corporation (the "Company") in an exchange of 16 million shares of Common Stock of the Company held by Michael G. Todd, the Company's president, and Prescott Investments, L.P. ("Prescott"), a Nevada limited partnership beneficially owned by Mr. Todd for a combined 33% interest in Boca First. Boca First is controlled by its general partner, Addison Capital Group LLC ("Addison"), a Nevada limited liability company. The manger/members of Addison are Howard Bloom, an individual residing in the State of Florida, Kenneth Richardson, an individual residing in the State of Florida and Michael G. Todd, an individual residing in the State of California ("Addison Managers"). The Addison Managers, except for Mr. Bloom who's beneficial interest in Boca First is held by MB 2002 LLC, a Florida limited liability company, are limited partners of Boca First, as is Prescott Investments L.P., and control Boca First, which now owns 64.6% of the Company's issued shares ("Boca First" and collectively "Addison," "MB 2002 LLC," "Bloom," "Richardson," "Todd" and "Prescott" the "Reporting Persons").

         By reason of the exchange of securities, the general partner of Boca First, Addison, may be deemed to have voting power and/or dispositive power with respect to the 16,000,000 shares of Common Stock owned by Boca First. There are no arrangements or understandings among the members of the former and new control groups and their associates with respect to the election of directors; except that Boca First anticipates voting its interest to increase the board from three to five members, and voting for the board to be consisted of at least three outside directors. To the knowledge of the Company, there are no arrangements by the Reporting Persons to pledge the acquired securities that would by operation result in a subsequent change of control of the Company.


ITEM 5.  OTHER EVENTS.

         The Company, effective July 22, 2002 has relocated its principal place of business to 900 North Federal Highway, Suite 410, Boca Raton, Florida 33432.

         On July 17, 2002, the Company agreed to exchange $4,241,544 in debt, including principal and interest, with a group of existing promissory note security holders ("Note Holders") for 4,241,544 shares of Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), par value $0.01 per share. Each share of Series A Preferred Stock bears a cumulative dividend rate of 5.25% per annum. Commencing 60 days from the date of issuance, but not sooner than August 15, 2002, each Series A Preferred Stock shall have a mandatory conversion, at the Company's sole option, to convert into one share of Common Stock for each share of Series A Preferred Share held by Investor, predicated upon certain events ("Triggered Events"). The Triggered Event shall occur, when and if, the Company's stock, based on the average of the high and low prices of the Common Shares for a consecutive period of ten (10) trading days, as reported by the National Quotation Bureau, Inc. ("NQB"), and reflect inter-dealer prices as reported on the NASDAQ electronic bulletin board, reaches a price of $1.50 per share of Common Stock. However, in the event the Company elects such option, it will use its best efforts to register such common shares for resale within 180 days from the date of conversion. Commencing 90 days after issuance (the
"Conversion Date"), and any time thereafter, the Series A Preferred is convertible, at the option of the holder, into one share of the Company's Common Stock. All or any number of Series A Preferred Stock may be converted by the holder thereof from time to time on or after the Conversion Date. However, such optional conversion is limited by the Triggered Events. The Series A Preferred Stock is restricted stock.

         The Series A Preferred Stock is non-voting, except as otherwise provided under Nevada law. The Series A Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, is senior to the holders of Common Stock. Series A Preferred Stock holders are entitled to receive a liquidation preference of $1.00 per share, plus accrued and unpaid dividends to the payment date.

         Simultaneously to the exchange, the Company negotiated a settlement of existing promissory note debt in the amount of $1,576,872.28 for a cash settlement of $449,872.75 with certain existing Note Holders.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits

         None

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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2002                        CAPITOL COMMUNITIES CORPORATION



                                            BY:   /s/ Michael G. Todd
                                                  ----------------------------
                                                     Michael G. Todd
                                                     President and Chairman of
                                                     the Board